AMENDMENT NO. 1 TO INVESTMENT SUB-ADVISORY
AGREEMENT


	THIS AMENDMENT NO. 1 TO INVESTMENT SUB-ADVISORY
AGREEMENT (the "Amendment") is effective as of November 14, 2011, by and among The Variable Annuity Life Insurance Company ("VALIC") and J.P. Morgan Investment Management Inc. (the "Sub-Adviser").

	RECITALS

       WHEREAS, VALIC and VALIC Company I ("VC I") entered into an Investment Advisory Agreement dated January 1, 2002, with respect to the Covered Funds reflected in Schedule A; and

       WHEREAS, VALIC and the Sub-Adviser are parties to that certain Investment Sub-Advisory Agreement dated October 1, 2011
(the "Agreement"), with respect to the Covered Funds; and

       WHEREAS, pursuant to Section 6 of the Agreement which provides for an initial term of two years from the date of this Amendment, with respect to Government Securities Fund.

       NOW, THEREFORE, in consideration of the mutual promises set forth herein, VALIC and the Sub-Adviser agree as follows:

1.	Schedule A Amendment.  Schedule A to the
Agreement is hereby amended to reflect that the Sub-
Adviser will manage the assets of the Government
Securities Fund and shall be compensated on those assets managed, in accordance with Section 3 of the Agreement, at the fee rate reflected in Schedule A attached hereto.

2.	Counterparts.  This Amendment may be executed in
two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3.	Full Force and Effect.  Except as expressly
supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unchanged and shall continue to be in full force and effect.

4.	Miscellaneous.  Capitalized terms used but not
defined herein shall have the meanings assigned to them in the Agreement.

       IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 as of the date first above written.

THE VARIABLE ANNUITY LIFE			J.P. MORGAN
INVESTMENT
INSURANCE COMPANY
	MANAGEMENT INC.

By:	/s/ Kurt W. Bernlohr				By:	/s/ Ana Brands
Name:	Kurt W. Bernlohr				Name:	Ana Brands
Title:	Senior Vice President				Title:	Vice President




SCHEDULE A

Effective November 14, 2011

SUB-ADVISER shall manage all or a portion of the assets of the following Covered Fund(s) and shall be compensated on that portion managed, as follows:


       Covered Funds					Fee

	Emerging Economies Fund			0.50% on the first $150 million;
    						0.45% on the next $150 million; and
      						0.40% on assetsover $300 million


	Government Securities Fund		0.25% on the first $75 million;
       						0.20% on the next $75 million;
       						0.15% on the next $100 million; and
       						0.10% on assets over $250 million


Amend No. 1 to JPMIM Sub-Adv Agmt re Govt Sec (11.14.2011).doc